SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2007

ALLIANCE BANCSHARES CALIFORNIA

(Exact Name of Registrant as Specified in its Charter)

California	000-33455	91-2124567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Corporate Pointe

Culver City, CA 90230

(Address of Principal Executive Offices)

(310) 410-9281

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonuses to Named Executive Officers for 2006

In its meeting held on February 14, 2007, the Compensation and Nominating Committee of the Board of Directors of the Company approved the annual bonuses for 2006 for the following executive officers at the following levels:

Name and Principal Position
Curtis S. Reis	$232,400
Chairman and Chief Executive Officer

Daniel T. Jackson	167,900
President and Chief Operating Officer

Lyn S. Caron	34,100
Executive Vice President

Daniel L. Erickson	67,300
Executive Vice President and Chief Financial Officer

David C. Holmes	63,700
Executive Vice President

Jeffrey D. Hamilton
Executive Vice President and Chief Credit Officer	37,900

Bonus Program for 2007

In its meeting held on February 14, 2007, the Compensation and Nominating Committee of the Company approved a bonus program for 2007 for all eligible employees not on a commission plan. To be eligible for a bonus under the program, an employee must be an employee as of the last day of the fiscal year and have been employed at least three months. Under the bonus program, a bonus pool will be established in an amount equal to the Company’s return on average equity for 2007 (up to 25%) multiplied by the Company’s net income for 2007, adjusted upward or downward by a percentage ranging from 0% to 150% based on the actual achievement of five specific corporate goals (earnings growth, asset growth, credit quality, regulatory rating and diluted earnings per share growth). The bonuses for Mr. Reis and Mr. Jackson were set at 16% and 11% respectively, of the bonus pool. The remainder of the bonus pool will be distributed to the other executive officers and eligible employees, with each person’s bonus based principally on the level of achievement of the corporate, department and individual performance goals at the discretion of the Committee. The Committee has set participation level targets for designated positions ranging from 10% to 40% of base salaries, with the target level for Messrs. Erickson, Holmes and Hamilton at 45% and Ms. Caron at 30% of their respective base salaries.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 28, 2007	ALLIANCE BANCSHARES CALIFORNIA

	By:	/s/ Daniel L. Erickson
Daniel L. Erickson Executive Vice President and Chief Financial Officer

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